UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     March 17, 2005

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 500 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2005, the Compensation Committee of the Board of Directors of Comfort Systems USA, Inc. (the “Company”) adopted the 2005 Incentive Compensation Plan for Executive Officers.  Under the plan, the maximum bonus payable to Messrs. Murdy, Tanner and George is 100% of their respective base salaries, and the maximum amount payable to Ms. Shaeff is 50% of her base salary.  Messrs. Murdy, Tanner and George are named executive officers of the Company.  A portion of each officer’s bonus is based upon a discretionary assessment of such executive’s performance.  For Mr. Murdy and Mr. Tanner, the discretionary maximum is equal to 10% of their base salary; for Mr. George, the discretionary maximum is equal to 25% of his base salary; and for Ms. Shaeff, the discretionary maximum is equal to 20% of her base salary.  The remaining portion of each officer’s bonus is subject to the Company achieving a minimum cash flow amount and is then calculated based upon the Company’s earnings before interest, taxes, depreciation and amortization.  The calculation begins once a minimum threshold is obtained and is then proportional to the amount by which the Company exceeds that threshold.  For Mr. Murdy and Mr. Tanner, the calculated amount is equal to up to 90% of their base salary; for Mr. George, the calculated amount is equal to up to 75% of his base salary; and for Ms. Shaeff, the calculated amount is equal to up to 30% of her base salary.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 17, 2005, J. Gordon Beittenmiller, Chief Financial Officer, Executive Vice President and a Director, notified the Company that he will be departing the Company on or about April 15, 2005 to pursue an alternative business opportunity.  Also on March 17, 2005, the Board nominated all of the existing directors of the Company for reelection except for (i) Mr. Beittenmiller, in light of his impending departure, and (ii) Mr. Costantini, who has informed the Board that he prefers not to be re-nominated in light of other duties and commitments.

(c)(1) On March 17, 2005, William George, III General Counsel, Senior Vice President and Secretary of the Company, was chosen by the Board of Directors to succeed Mr. Beittenmiller as the Company’s Chief Financial Officer.  Mr. George will assume these duties upon Mr. Beittenmiller’s departure.  Julie Shaeff, Controller and Vice President of the Company, was appointed as the Company’s Chief Accounting Officer.

(c)(2) William George III, age 40, has served as the Company’s Senior Vice President, General Counsel and Secretary since May 1998, and was the Company’s Vice President, General Counsel and Secretary from March 1997 to April 1998. From October 1995 to February 1997, Mr. George was Vice President and General Counsel of American Medical Response, Inc., a publicly-traded healthcare transportation company. From September 1992 to September 1995, Mr. George practiced corporate and antitrust law at Ropes & Gray, a Boston, Massachusetts law firm.

Julie S. Shaeff, age 39, has served as the Company’s Vice President and Corporate Controller since March 2002, and was the Company’s Assistant Corporate Controller from September 1999 to February 2002. From 1996 to August 1999, Ms. Shaeff was Financial Accounting Manager—

Corporate Controllers Group for Browning-Ferris Industries, Inc., a publicly-traded waste services company. From 1987 to 1995, she held various positions with Arthur Andersen LLP. Ms. Shaeff is a Certified Public Accountant.

(c)(3) Mr. George and Ms. Shaeff each entered into an employment agreement with the Company on December 1, 2003.  As applicable, these agreements provide for an annual base salary of $210,000 for Mr. George and $140,000 for Ms. Shaeff.  These agreements are each for a term of two years, and unless terminated or not renewed by either the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms.  Each of the agreements also provide that, if the Company terminates the employee’s employment, he or she would receive a lump sum payment from the Company equal to one year of the employee’s base salary.  In the event of a change in control of the Company (as defined in the employment agreement), Mr. George may elect to terminate his employment and receive an amount equal to two times his annual base salary then in effect, while Ms. Shaeff may elect to terminate her employment and receive an amount equal to one times her annual base salary then in effect.  The employment agreements also contain a covenant not to compete with the Company for two years immediately following termination of employment.  In the event of a change in control, the non-competition provisions apply for a period of one year from the effective date of termination.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

By:

/s/ William George

William George
Senior Vice President

Date:     March 21, 2005